Exhibit 10.1

433 W Van Buren St. cboe.com
Chicago, IL
60607
United States

May 27, 2025

David Howson

[***Personally identifiable

information omitted***]

Re:	Resignation from Cboe Global Markets, Inc.

Dear Dave:

This letter agreement (this “Agreement”) sets forth our mutual agreement concerning your resignation as Executive Vice President, Global President of Cboe Global Markets, Inc. (“Cboe” or the “Company”), and its subsidiaries and affiliates (collectively, the “Company Group”).

1.	Resignation

(a)           Your employment with the Company Group will continue until, and terminate in all capacities, on a voluntary basis and without good reason, as such term is defined under the Cboe Global Markets, Inc. Executive Severance Plan (as amended and restated effective February 11, 2021, the “Executive Severance Plan”), effective as of the end of the day on August 1, 2025 (the “Resignation Date”).

(b)           As of the Resignation Date, you hereby resign from (i) your position as Executive Vice President, Global President, and (ii) all other officer positions, committee memberships, directorships and other positions that you hold with the Company Group.

(c)           Between the date of this Agreement and the Resignation Date, you will continue to fulfill your normal job duties and will apply your best efforts to assist the Company with the transition of your duties and responsibilities to the Chief Executive Officer (CEO) of the Company (hereafter referred to as the “Transition Period”). You and the CEO will confer and agree on what duties, responsibilities and transition assistance will be expected of you during the Transition Period.

(d)           You agree that after the Resignation Date, you will not represent yourself as being an employee, officer, director, agent or representative of the Company Group for any purpose.

2.	Accelerated Vesting

(a)           You will be entitled to receive the following (subject to applicable deductions and withholdings), contingent upon meeting the eligibility requirements set forth in paragraph 2(b):

(i)           You acknowledge and agree that as of the date hereof, you hold the RSUs and PSUs set forth on Exhibit A attached hereto under the Company’s Third Amended and Restated Long-Term Incentive Plan (the “Plan”). You agree that the RSUs and the PSUs shall be accelerated or forfeited, as applicable, in accordance with Exhibit A, with any PSUs to vest being vested at target performance with respect to any Performance Goals specified in such PSUs. Dividend equivalent payments will be made on the accelerated PSUs and will be forfeited with respect to any forfeited PSUs. All accelerated vested RSUs and PSUs and dividend equivalent payments in respect of accelerated PSUs (the “Accelerated Vesting”) will vest on the later to occur of the Resignation Date and the date upon which the ADEA portion of the Release attached as Exhibit B becomes effective and nonrevocable. Vesting of RSUs and PSUs will be subject to the Company’s standard net settlement to cover your estimated tax liability.

(b)           You understand and agree in order to receive the Accelerated Vesting, you must meet the following eligibility criteria between the date of this Agreement and the Resignation Date, as determined by the Company in its sole discretion:

(i)           You are not involuntary terminated for Cause (as defined under the Executive Severance Plan) from the Company;

(ii)          You do not end your employment voluntarily prior to the Resignation Date;

(iii)         You have not accepted other employment with the Company Group to begin after the Resignation Date;

(iv)         You comply with all of the Company Group’s policies, procedures, rules and practices;

(v)          You apply your best efforts to maintain performance that the Company, in its sole discretion, deems satisfactory. Such satisfactory performance shall include, but not necessarily be limited to, your performance of all job responsibilities and duties assigned to you by the CEO (in accordance with Paragraph 1(c) above) in a manner acceptable to the Company. During the Transition Period, should the Company determine that your performance is not satisfactory, the Company agrees to provide you with written notice of any alleged deficiencies and you shall have ten (10) days to cure any alleged performance deficiencies;

(vi)         You have executed the Release attached as Exhibit B and it has become effective and nonrevocable; and

(vii)        You sign and agree to the Non-Competition Agreement attached as Exhibit C.

3.             Compensation and Benefits. Until the Resignation Date, you will remain an employee of the Company, and will remain eligible to receive your current base salary ($625,000 per annum) and benefits through the Resignation Date and you will continue to be reimbursed for all reasonable business expenses incurred and you agree to follow company policy with respect to submitting your expenses for reimbursement. Except as otherwise specifically provided herein or as required by COBRA or other applicable law, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group after the Resignation Date, including, but not limited to, any payments under any severance plan, policy or program of the Company.

4.             Return of Company Property. Upon your resignation, you acknowledge and agree you will return to the Company, specifically its Chief Human Resources Officer, all known equipment, data, material, books, records, documents (whether hard copy or stored electronically or on computer hard drives or disks), computer disks, credit cards, Company keys, I.D. cards and other property, including, without limitation your computer/laptop, printers, telephones and other electronic devices in your possession, custody or control which are or were owned and/or leased by a member of the Company Group in connection with the conduct of the business of the Company Group (collectively referred to as “Company Property”). You further warrant that you have not retained, or delivered to any person or entity, copies of any Company Property or permitted any copies of Company Property to be made by any other person or entity.

5.             No Other Payments. You acknowledge and agree that, except as otherwise provided in paragraph 2 of this Letter Agreement, you are not entitled to any other payment or benefit in connection with your Resignation.

6.             Cooperation with the Company. Upon reasonable notice, you agree to cooperate with the Company and its counsel in connection with any investigation, administrative proceeding, or litigation related to or involving any aspect of your employment with the Company. This cooperation includes, but is not limited to, meeting with the Company and/or its agents and attorneys to answer questions, appearing at depositions, assisting in responding to discovery demands, preparing for trial, and appearing at trial. You agree that whether a matter is related to or involving any aspect of your employment with the Company is to be determined by the Company in its sole discretion. The Company agrees that it will reimburse you for reasonable travel and out-of-pocket expenses (i.e., transportation, meals, and lodging) that you may incur in cooperating with the Company, provided that you follow the Company’s instructions regarding submission and approval of such expenses. This provision is not intended to affect the substance of any testimony that you provide; rather, you agree to provide truthful testimony and to otherwise assist the Company in light of and in full compliance with all applicable laws.

7.             Compensation Recovery Policy. Notwithstanding anything in this Letter Agreement to the contrary, you acknowledge and agree that this Letter Agreement and any compensation described herein are subject to the terms and conditions of the Company’s clawback policy or policies (if any) as may be in effect from time to time, including those in effect as required to implement Section 10D of the Securities Exchange Act of 1934, and any applicable rules or regulations promulgated thereunder (including applicable stock exchange listing standards or rules and regulations) (the “Compensation Recovery Policy”), and that applicable sections of this Letter Agreement and any related documents shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

8.             Governing Law and Venue. The Parties expressly agree that this Agreement shall be governed solely by the laws of the State of Illinois, without regard to its principles of conflict of laws. Any legal proceedings arising out of or relating to this Agreement shall be exclusively brought in the state or federal courts located in Chicago, Illinois.

9.             Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and you and your heirs, executors and administrators.

10.           Entire Agreement. This Agreement, including any exhibits, along with the Company’s equity plan and grant agreements, contains the entire agreement among the Parties with respect to your equity and separation from employment, and there are no promises or understandings outside of those documents with respect to your equity and separation from employment with the Company, and any prior discussions and negotiations with respect to the subject matter of this Agreement are superseded by this Agreement.

11.           Counterparts and Electronic Signatures. This Agreement may be executed in counterparts both of which, taken together, will constitute a single enforceable instrument, and electronic or facsimile signatures shall have same force and effect as original signatures.

CBOE GLOBAL MARKETS, INC.

By:	/s/ C.S. Donohue
	Name:	Craig Donohue
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ D. Howson
David Howson

Date:	5/27/2025

EXHIBIT A

OUTSTANDING EQUITY AWARD TREATMENT

Restricted Stock Units

Grant Date	Original Award Amount (#)	Unvested Amount at Resignation Date (#)	Amount to Vest (#)	Amount Forfeited (#)
2/19/2023	10,994	3,665	1,647	2,018
2/19/2024	9,207	6,138	1,379	4,759
2/19/2024	1,340	1,340	0	1,340
2/19/2025	8,175	8,175	1,217	6,958

Performance Stock Units

Grant Date	Award Amount (#)	Pro Rata Amount of rTSR PSUs to Vest (#)[1]	Pro Rata Amount of EPS PSUs to Vest (#)[1]	Amount of rTSR PSUs Forfeited (#)	Amount of EPS PSUs Forfeited (#)
2/19/2023	10,994	4,734	4,734	763	763
2/19/2024	9,207	0	0	4,604	4,604
2/19/2024	1,340	0	0	670	670
2/19/2025	8,175	0	0	4,088	4,088

1 Dividend equivalent payments on these PSUs accrue and are paid out in shares upon vesting.

EXHIBIT B

RELEASE OF CLAIMS

THIS RELEASE OF CLAIMS (“Release”) is made and entered into this                                          , to be effective as of                              (the “Effective Date”)1, by and between Cboe Global Markets, Inc. (“Cboe”) and David Howson, a resident of                                (“Associate”).

1.	In consideration of Cboe’s agreement to provide Associate with the Accelerated Vesting described in the letter agreement by and between Cboe and the Associate dated as of May 27, 2025, to which Associate is not otherwise entitled and the sufficiency of which Associate acknowledges, Associate does hereby fully, finally and unconditionally release and forever discharge Cboe, Cboe’s subsidiaries and affiliates, and each of the former, current and future officers, directors, employees, members, shareholders, representatives and agents and all of their respective predecessors, successors, and assigns of Cboe and Cboe’s subsidiaries and affiliates (collectively “Released Parties”), in their personal, corporate and representative capacities, from any and all rights, claims, liabilities, obligations, damages, costs, expenses, attorneys’ fees, suits, actions, and demands, of any and every kind, nature and character, known or unknown, liquidated or unliquidated, absolute or contingent, in law and in equity, enforceable or arising under any non-U.S., local, state or federal common law, statute or ordinance relating to Associate’s past employment with Cboe or any past actions, statements, or omissions of Cboe or any of the Released Parties occurring prior to Associate’s execution of this Release, including but not limited to all claims for defamation, wrongful termination, back pay and benefits (including any claims for benefits under the Cboe Global Markets, Inc. Executive Severance Plan (as amended and restated effected February 11, 2021)), pain and suffering, negligent or intentional infliction of emotional distress, breach of contract, and interference with contractual relations, tort claims, employment discrimination claims, and all claims arising under the TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. § 1981), THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE GENETIC INFORMATION NONDISCRIMINATION ACT OF 2008; THE AGE DISCRIMINATION IN EMPLOYMENT ACT (“ADEA”); THE OLDER WORKER BENEFITS PROTECTION ACT; THE REHABILITATION ACT OF 1973; EXECUTIVE ORDER 11246; EXECUTIVE ORDER 11141; THE FAIR CREDIT REPORTING ACT; THE WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT; THE EQUAL PAY ACT; THE FAIR LABOR STANDARDS ACT; THE EMPLOYEE RETIREMENT INCOME SECURITY ACT (INCLUDING WITH RESPECT TO UNVESTED BENEFITS); THE NATIONAL LABOR RELATIONS ACT; THE UNIFORM SERVICES EMPLOYMENT AND REEMPLOYMENT RIGHTS ACT; THE KANSAS ACT AGAINST DISCRIMINATION, THE KANSAS AGE DISCRIMINATION IN EMPLOYMENT ACT, THE KANSAS MINIMUM WAGE AND MAXIMUM HOURS LAW, THE NEW YORK HUMAN RIGHTS LAW; THE NEW JERSEY LAW AGAINST DISCRIMINATION, THE NEW JERSEY WAGE PAYMENT ACT, THE NEW JERSEY FAMILY LEAVE ACT, THE NEW JERSEY CONSCIENTIOUS EMPLOYEE PROTECTION ACT; THE MILLVILE DALLAS AIRMOTIVE PLANT JOB LOSS NOTIFICATION ACT (NEW JERSEY’S WARN ACT); THE NEW YORK WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE NEW YORK LABOR LAW, THE NEW YORK WHISTLEBLOWER LAW, THE NEW YORK CIVIL RIGHTS LAW, THE NEW YORK EQUAL PAY LAW, THE NEW YORK CITY FAIR CHANCE ACT, THE NEW YORK CITY STOP CREDIT DISCRIMINATION IN EMPLOYMENT ACT; ILLINOIS FAMILY MILITARY LEAVE ACT, THE ILLINOIS GENETIC INFORMATION PRIVACY ACT, THE ILLINOIS ONE DAY REST IN SEVEN ACT, THE ILLINOIS RIGHT TO PRIVACY IN THE WORKPLACE ACT, THE ILLINOIS SCHOOL VISITATION RIGHTS ACT, THE ILLINOIS VICTIMS’ ECONOMIC SECURITY AND SAFETY ACT, THE ILLINOIS RECORD DISCLOSURES ACT, THE ILLINOIS PERSONNEL RECORDS REVIEW ACT, THE ILLINOIS WHISTLEBLOWERS ACT, THE ILLINOIS WORKER ADJUSTMENT AND RETRAINING NOTIFICATION ACT, THE ILLINOIS HUMAN RIGHTS ACT; THE CHICAGO AND COOK COUNTY HUMAN RIGHTS ORDINANCES, all as amended, and any other statutory, contract, implied contract, or common law claim arising out of or involving your employment, the termination of your employment, or any continuing effects of your employment with Cboe (the “Released Claims”). This release excludes your rights to: (i) accrued salary, COBRA continuation coverage following your Resignation Date, as well as your vested rights in any Company pension, equity and 401(k) plans (the plan documents of which will continue to govern); (ii) your rights to indemnification and/or coverage under the Company’s officers and directors insurance coverage for all acts or omissions by you within the normal course of your duties to the fullest extent allowed by the Company’s bylaws and applicable law; and (iii) any rights or claims to enforce the Agreement and any rights or claims that cannot be waived by law.

1 To be the 7th day after the date of signing of the Release.

2.	Associate agrees not to sue Cboe or any of the Released Parties with respect to rights and Released Claims covered by this Release. If any government agency or court assumes jurisdiction of any charge, complaint, or cause of action covered by this Release, Associate will not seek and will not accept any personal equitable or monetary relief in connection with such investigation, action, suit, or legal proceeding.

3.	Notwithstanding anything in this Release to the contrary, nothing in this Release prohibits Associate from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or making other disclosures to a governmental or regulatory entity (in each case, without having to disclose any such conduct to Cboe), or from responding if properly subpoenaed or otherwise required to do so under applicable law. In addition, nothing in this Release limits Associate’s right to receive an award from a governmental or regulatory entity for information provided to such an entity (and not as compensation for actual or alleged personal injury or damages to Associate). Associate acknowledges and agrees that this Release is not in settlement of a claim of sexual discrimination or harassment.

4.	Associate has had at least twenty-one (21) days from receiving the Agreement and a copy of this Release within which to consider this Release. Once Associate has signed this Release, Associate will still have seven (7) days in which to revoke his or her acceptance of the ADEA portion of the Release by notifying Cboe, and specifically, the Chief Human Resources Officer, or interim Chief Human Resources Officer if the existing Chief Human Resources Officer is a party to this Release. The ADEA portion of the Release will not be effective or enforceable until the seven (7) day revocation period has expired. If the ADEA portion of the Release is revoked, the remainder of this Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA, and Cboe will have three (3) business days to rescind the entire Release by so notifying Associate. The Release cannot be executed and returned prior to the Resignation Date (as such term is defined under the Agreement).

5.	This Release shall be binding upon and inure to the benefit of Cboe and its successors and assigns and Associate and his or her heirs, executors and administrators.

6.	This Release shall be construed and interpreted under the laws of the State of Illinois to the extent not preempted by applicable laws of the United States.

7.	Associate agrees that he or she will not directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of the Released Parties. Executive acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.

8.	Associate agrees that he or she will continue to be governed by those obligations arising from any restrictive covenants contained in all agreements between the Associate and Cboe (e.g., employment agreement, equity award agreement, etc.) and the Company’s clawback policy or policies, which are incorporated by reference herein, and such agreements, shall be unaffected hereby, and shall remain in full force and effect.

9.	Associate represents, acknowledges, and agrees that: (a) Associate has not made or brought against the Company or the Released Parties any charge, claim, civil action, administrative action, or internal or external complaint or allegation of discrimination, harassment (including sexual harassment), failure to prevent an act of workplace harassment or discrimination based on sex, sexual assault or abuse, retaliation, or any other unlawful employment practice (all collectively, hereinafter, “Unlawful Employment Practices Claims”); (b) there is no factual basis for any Unlawful Employment Practices Claim; (c) this Release is not in settlement of an employment dispute or other Unlawful Employment Practices Claim; and (d) none of the payments or benefits provided under this Release are payments or benefits related to any Unlawful Employment Practices Claims. Nothing in this Release or any other agreement executed in connection herewith (including any confidentiality, non-disclosure, and non-disparagement provisions) shall prohibit you from disclosing or discussing any sexual assault or sexual harassment dispute arising after the execution of this Release. Nothing in this Release or any other agreement executed in connection herewith (including any confidentiality, non-disclosure, and non-disparagement provisions) shall prohibit Associate from making any truthful statements or disclosures regarding unlawful employment practices (including but not limited to discrimination, harassment (including sexual harassment), failure to prevent an act of workplace harassment or discrimination based on sex, sexual assault or abuse, or retaliation).

10.	Associate represents that Associate has carefully read this Release and fully understands it and that in signing this document, Associate understands that Associate is releasing the Released Parties from the Released Claims as of the date Associate signs this Release. Associate has been advised of Associate’s right to consult with an attorney of Associate’s choice, and Associate freely and voluntarily agrees to the terms set forth in this Release, and knowingly and willingly intends to be legally bound by them.

11.	This Release may be executed in counterparts both of which, taken together, will constitute a single enforceable instrument, and electronic or facsimile signatures shall have same force and effect as original signatures.

12.	Should either party file an action to enforce the Agreement or this Release, the prevailing party in such action shall be entitled to reasonable attorneys’ fees and costs in addition to any other remedies available in law or in equity.

By signing this Release, Associate acknowledges and understands that this Release does not imply that Cboe has done anything unlawful or wrong.

CBOE GLOBAL MARKETS, INC.

By:
	Name:	Craig Donohue
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

David Howson

Date:

EXHIBIT C

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“RC Agreement”) is made and entered into this May 27, 2025, to be effective as of May 27, 2025 (the “Effective Date”), by and between Cboe Global Markets, Inc. (“Cboe”) and David Howson, a resident of Illinois (“Associate”).

1.             Associate understands the global nature of Cboe’s businesses and the effort Cboe undertakes to develop and protect its business and its competitive advantage. Accordingly, Associate agrees that the scope and duration of the restrictions described in this RC Agreement are reasonable and necessary to protect the legitimate business interests of Cboe.

2.             Associate further agrees that during the period of his employment and for a period of two (2) years following the Resignation Date, Associate shall not:

a.             singly, jointly, or in any other capacity, in a manner that contributes to any research, technology, development, account, trading, marketing, promotion, or sales and that relates to Associate service with Cboe, directly or beneficially, manage, join, participate in the management, operation or control of, or work for (as an employee, consultant or independent contractor), or permit the use of his name by, or provide financial or other assistance to, or be connected in any manner with (i) any exchange, facility, clearinghouse, electronic communications network (“ECN”), electronic foreign currency exchange market (“FX”) matching platform, multilateral trading facility, or alternative trading system (“ATS”); (ii) the ECN, ATS or FX business lines of any full service broker dealer or any digital asset or data and access solutions business line of any competitor; (iii) any business line of any company that is substantially similar to any additional business line developed or entered into by Cboe during Associate’s employment with Cboe or (iv) any index provider, provided that, in the case of clauses (i), (ii), (iii) and (iv), such entity or business line directly competes with Cboe, without the express written approval of the CEO;

b.             provide any service or assistance that (1) is of the general type of service or assistance provided by Associate to Cboe, (2) relates to any technology, account, product, project or piece of work, with which Employee was involved during his employment with Cboe, and (3) contributes to causing an entity to come within the definition described in paragraph (a) above;

c.             solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of Cboe (or was an employee of Cboe during the year preceding such solicitation), nor solicit any of Cboe’s then current employees (or an individual who was employed by or engaged by Cboe during the year preceding such solicitation) to terminate employment or an engagement with Cboe, nor agree to hire any then current employee (or an individual who was an employee of Cboe during the year preceding such hire) of Cboe into employment with himself or any company, individual or other entity;

d.             directly or indirectly divert or attempt to divert from Cboe any business in which Cboe has been actively engaged during Associate’s employment, nor interfere with the relationships of Cboe with its sources of business; or

e.             unless required by governmental agencies or under applicable laws or regulations, directly or indirectly, make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame or disparage the business reputation, practices, or conduct of Cboe, its employees, directors, or officers. Unless required by governmental agencies or under applicable laws or regulations, Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to the news media, investors, potential investors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.

3.             Associate also affirms that Associate has not divulged any proprietary or confidential information of Cboe and will continue to maintain the confidentiality of such information consistent with Cboe’s policies and Associate’s agreement(s) with Cboe, including Associate’s equity award agreements with Cboe, and/or common law.

4.             Associate acknowledges and agrees that Associate has received at least fourteen (14) days to review the covenants in this RC Agreement and Associate has been advised to consult with an attorney before entering into the covenants in this RC Agreement.

5.             If any court of competent jurisdiction shall at any time deem the term of any covenant contained in this RC Agreement too lengthy or the geographic area or other scope covered too extensive, the other provisions of RC Agreement shall nevertheless stand, and such court shall modify and reform the term to be the longest period permissible by law under the circumstances and the geographic area or other scope covered to comprise the largest territory and scope permissible by law under the circumstances. The court in each case shall reduce the term and/or geographic area or other scope covered to permissible duration, size or scope.

6.             The parties expressly agree that this RC Agreement shall be governed solely by the laws of the State of Illinois, without regard to its principles of conflict of laws. Any legal proceedings arising out of or relating to this RC Agreement shall be exclusively brought in the state or federal courts located in Chicago, Illinois.

7.             Associate consents and agrees that if he violates any provisions of this RC Agreement, Cboe or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages and recovery of attorneys’ fees, to seek an injunction to be issued by a court of competent jurisdiction without the posting of a bond or other security, restraining him from committing or continuing any violation this RC Agreement. In the event that Associate is found to have breached any provision set forth in of this RC Agreement, the time period provided for in that provision shall be deemed tolled ( i.e., it will not begin to run) for so long as Associate was in violation of that provision.

CBOE GLOBAL MARKETS, INC.

By:	/s/ C.S. Donohue
	Name:	Craig Donohue
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

/s/ D. Howson
David Howson

Date:	5/27/2025